                                                                   EXHIBIT 10.15


                                MICROGRAFX, INC.

                           REVOLVING CREDIT AGREEMENT


                                TABLE OF CONTENTS

1.  DEFINITIONS:  ..........................................................1
2.  REVOLVING CREDIT FACILITY...............................................8
         2.1.  Commitment to Lend...........................................8
         2.2.  Requests for Loans...........................................8
         2.3.  Conversion Options...........................................9
                  2.3.1.  Conversion to Different Loan Type.................9
                  2.3.2.  Continuation of Loan Type.........................10
                  2.3.3.  LIBOR Rate Loans..................................10
         2.4.  Interest.....................................................10
         2.5.  Repayments and Prepayments...................................10
3.  LETTER OF CREDIT FACILITY...............................................11
         3.1.  Letter of Credit Commitment..................................11
         3.2.  Reimbursement Obligation of the Borrower.....................12
         3.3.  Letter of Credit Payments....................................12
         3.4.  Obligations Absolute.........................................12
         3.5.  Reliance by Issuer...........................................13
         3.6.  Letter of Credit Fees........................................13
4.  CHANGES IN CIRCUMSTANCES, ETC...........................................13
         4.1.  Inability to Determine LIBOR Rate............................13
         4.2.  Illegality...................................................14
         4.3.  Change in Circumstances......................................14
         4.4.  Certificate..................................................14
         4.5.  Indemnity....................................................15
5.  FEES AND PAYMENTS.......................................................15
6.  REPRESENTATIONS AND WARRANTIES..........................................15
7.  CONDITIONS PRECEDENT....................................................17
8.  COVENANTS...............................................................18
         8.1.  Affirmative Covenants........................................18
         8.2.  Negative Covenants...........................................20
         8.3.  Financial Covenants..........................................21
9.  EVENTS OF DEFAULT; ACCELERATION.........................................21
10.  SETOFF.................................................................23
11.  MISCELLANEOUS..........................................................24

                           REVOLVING CREDIT AGREEMENT

         This REVOLVING CREDIT AGREEMENT (this "Agreement") is made as of April 1, 1998, by and between MICROGRAFX, INC. (the "Borrower"), a Texas corporation having its principal place of business at 1303 East Arapaho Road, Richardson, Texas 75081, and BANKBOSTON, N.A. (the "Bank"), a national banking association with its head office at 100 Federal Street, Boston, Massachusetts 02110.

1. DEFINITIONS:

         Certain capitalized terms are defined below:

         Accounts: All rights of the Borrower or any of its Subsidiaries to any payment of money for goods sold, leased or otherwise marketed in the ordinary course of business, whether evidenced by or under or in respect of a contract or instrument, and to all proceeds in respect thereof.

         Agreement: See preamble, which term shall include this Agreement and the Schedules hereto, all as amended and in effect from time to time.

         Bank: See preamble.

         Base Accounts: Those Accounts (net of any finance charges, late charges, credits, commissions, contras or other offsets or counterclaims) (a) which the Borrower reasonably determines to be collectible, (b) the account debtors in respect of which are deemed creditworthy by the Bank, are solvent, are not affiliated with the Borrower, and purchased the goods or services at arms' length, (c) which are not outstanding for more than thirty (30) days past the date on which such Accounts are due, (d) that are not due from an account debtor located in Minnesota unless the Borrower (i) has received a certificate of authority to do business and is in good standing in such state or (ii) has filed a notice of business activities report with the appropriate office or agency of such state for the current year, (e) (i) in which the Bank has a valid and perfected first-priority security interest, and (ii) over which there is no other Lien, (f) which are in payment of fully performed and undisputed obligations, and (g) which are payable in U.S. currency from an office within the United States. The requirements of clauses (e)(i) and (g) shall not be required to be met for Accounts that are with account debtors of the Borrower or any Subsidiary which are located in Japan, Australia, the United Kingdom, Germany, France, Denmark, Italy and the Netherlands or any other country or location acceptable to the Bank so long as the Bank in its sole and reasonable discretion determines such account debtors are creditworthy and such Accounts should be included as Base Accounts.

         Base Rate: The higher of (a) the annual rate of interest announced from time to time by the Bank at its head office as the Bank's "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate.

         Base Rate Margin: With respect to any Base Rate Loan, three fourths of one percent (3/4%) per annum.

         Borrower: See preamble.

         Borrowing Base: An amount equal to sixty-five percent (65%) of the Base Accounts.

         Borrowing Base Report: A report, in form and with supporting details satisfactory to the Bank, setting forth the Borrower's computation of the Borrowing Base.

         Business Day: Any day on which banks in Boston, Massachusetts, are open for business generally and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

         Capitalized Leases: Leases under which the Borrower or any of its Subsidiaries is the Lessee or obligor, the discounted, future rental payment obligations under which are required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

         Charter Documents: In respect of any entity, the certificate or articles of incorporation or organization and the by-laws of such entity, or other constitutive documents of such entity.

         Closing Date: The first date on which the conditions set forth in
Section 7 have been satisfied and any Loans are to be made or any Letter of Credit is to be issued hereunder.

         Collateral: All of the property, rights and assets of the Borrower and Domestic its Subsidiaries that are or are intended to be subject to the security interest created by the Security Documents.

         Commitment: The obligation of the Bank to make Loans to, and to issue, extend and renew Letters of Credit for the account of, the Borrower up to an aggregate outstanding principal amount not to exceed $5,000,000, as such amount may be reduced from time to time or terminated hereunder.

         Consent: In respect of any person or entity, any permit, license or exemption from, approval, consent of, registration or filing with any local, state or federal governmental or regulatory agency or authority, required under applicable law.

         Consolidated Current Liabilities: All liabilities of the Borrower payable on demand or maturing within one (1) year from the date as of which current liabilities are to be determined, and such other liabilities that in accordance with GAAP are properly classified as current liabilities; provided, however, Consolidated Current Liabilities shall exclude deferred revenues of the Borrower and its Subsidiaries.

         Consolidated Net Income: The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes and other proper chargers, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

         Consolidated Quick Assets: All cash, investments made in items set forth in Section 8.2(c)(i) and (ii) hereof, and Accounts of the Borrower and its Subsidiaries on a consolidated basis.

         Consolidated Tangible Net Worth: The excess of (a) all assets of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, over (b) all liabilities of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, minus (c) the sum of (i) the book value all intangibles determined in accordance with GAAP, including good will and intellectual property, and (ii) any write-up in the book value of assets since the most recent audited Financials in existence on the date hereof.

         Consolidated Total Liabilities: All liabilities of the Borrower and its Subsidiaries on a consolidated basis that in accordance with GAAP are properly classified as liabilities; provided, however, Consolidated Total Liabilities shall exclude deferred revenues of the Borrower and its Subsidiaries.

         Conversion Request: A notice given by the Borrower to the Bank of the Borrower's election to convert or continue a Loan in accordance with Section 2.3 hereof.

         Copyright Mortgages: The several Copyright Mortgage and Security Agreements, dated after the Closing Date, made by the Borrower and its Domestic Subsidiaries pursuant to Section 8.1(h) in favor of the Bank and in form and substance satisfactory to the Bank.

         Default: An event or act which with the giving of notice and/or the lapse of time, would become an Event of Default.

         Domestic Lending Office: Initially the office of the Bank designated as such by notice to the Borrower; thereafter, such other office of the Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

         Domestic Subsidiaries: Any Subsidiary which is not a Foreign
Subsidiary.

         Drawdown Date: In respect of any Loan, the date on which such Loan is made to the Borrower.

         Environmental Laws: All laws pertaining to environmental matters, including without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, in each case as amended, and all rules, regulations, judgments, decrees, orders and licenses arising under all such laws.

         ERISA: The Employee Retirement Income Security Act of 1974, as amended, and all rules, regulations, judgments, decrees, and orders arising thereunder.

         Eurocurrency Reserve Rate: For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

         Event of Default: Any of the events listed in Section 8 hereof.

         Federal Funds Effective Rate: For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three funds brokers of recognized standing selected by the Bank.

         Financials: In respect of any period, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period, and the related statement of income and consolidated statement of cash flow for such period, each setting forth in comparative form the figures for the previous comparable fiscal period, all in reasonable detail and prepared in accordance with GAAP.

         Foreign Subsidiary: Any Subsidiary which conducts substantially all of its business in countries other than the United States of America and that is organized under the laws of a jurisdiction other than the United States of America and the States (or the District of Columbia) thereof.

         GAAP: Generally accepted accounting principles consistent with those adopted by the Financial Accounting Standards Board and its predecessor, (a) generally, as in effect from time to time, and (b) for purposes of determining compliance by the Borrower with its financial covenants set forth herein, as in effect for the fiscal year therein reported in the most recent Financials submitted to the Bank prior to execution of this Agreement.

         Guarantors: Each Domestic Subsidiary of the Borrower, whether now existing or hereafter created or acquired.

         Guaranty: The Guaranty, dated or to be dated on or prior to the Closing Date, made by each of the Guarantors in favor of the Bank pursuant to which each Guarantor guaranties to the Bank the payment and performance of the Obligations and in form and substance satisfactory to the Bank.

         Indebtedness: In respect of any entity, all obligations, contingent and otherwise, that in accordance with GAAP should be classified as liabilities, including without limitation (a) all debt obligations, (b) all liabilities secured by Liens, (c) all guarantees and (d) all liabilities in respect of bankers' acceptances or letters of credit.

         Interest Payment Date: (a) As to any Base Rate Loan, the last day of the calendar month which includes the Drawdown Date thereof; and (b) as to any LIBOR Rate Loan in respect of which the Interest Period is 90 days or less, the last day of such Interest Period.

         Interest Period: With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request
(i) for any Base Rate Loan, the last day of the calendar month; and (ii) for any LIBOR Rate Loan, 30, 60 or 90 days; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (a) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

                  (b) if the Borrower shall fail to give notice as provided in
         Section 2.3, as the case may be, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

                  (c) any Interest Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

                  (d) any Interest Period relating to any LIBOR Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

         Letter of Credit:  See Section 3.1(a).

         Letter of Credit Application:  See Section 3.1(a).

         Letter of Credit Fee:  See Section 3.6.

         LIBOR Business Day: Any day on which commercial banks are open for international business (including dealings in U.S. dollar deposits) in London.

         LIBOR Lending Office: Initially, the office of the Bank designated as such by notice to the Borrower; thereafter, such other office of the Bank, if any, that shall be making or maintaining LIBOR Rate Loans.

         LIBOR Rate: For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (a) the rate determined by the Bank at which U.S. dollar deposits for such Interest Period are offered based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

         LIBOR Rate Loans: Loans bearing interest calculated by reference to the LIBOR Rate.

         LIBOR Rate Margin: With respect to any LIBOR Rate Loan, two and three quarters percent (2 3/4%) per annum.

         Liens: Any encumbrance, mortgage, pledge, hypothecation, charge, restriction or other security interest of any kind securing any obligation of any entity or person.

         Loan: Any loan made or to be made to the Borrower pursuant to Section 2 hereof.

         Loan Documents: This Agreement, the Note, the Letter of Credit Applications and the Security Documents, in each case as from time to time amended or supplemented.

         Loan Request: See Section 2.1.

         Materially Adverse Effect: Any materially adverse effect on the financial condition or business operations of the Borrower or the Borrower and its Subsidiaries, taken as a whole, or material impairment of the ability of the Borrower or any of its Subsidiaries to perform its obligations hereunder or under any of the other Loan Documents.

         Maturity Date: March 30, 1999 or such earlier date on which all Loans may become due and payable pursuant to the terms hereof.

         Maximum Drawing Amount: The maximum aggregate amount from time to time that beneficiaries may draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

         Note. See Section 2.1.

         Obligations: All indebtedness, obligations and liabilities of the Borrower and its Subsidiaries to the Bank, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any other Loan Document or in respect of any of the Loans or Letters of Credit or the Note or other instruments at any time evidencing any thereof.

         Patent Assignments: The several Patent Assignments, dated after the Closing Date, made by the Borrower and its Domestic Subsidiaries pursuant to
Section 8.1(h) in favor of the Bank and in form and substance satisfactory to the Bank.

         Reimbursement Obligation: The Borrower's obligation to reimburse the Bank on account of any drawing under any Letter of Credit as provided in Section 3.2.

         Requirement of Law: In respect of any person or entity, any law, treaty, rule, regulation or determination of an arbitrator, court, or other governmental authority, in each case applicable to or binding upon such person or entity or affecting any of its property.

         Security Agreements: The several Security Agreements, dated or to be dated on or prior to the Closing Date, between the Borrower and its Domestic Subsidiaries and the Bank and in form and substance satisfactory to the Bank.

         Security Documents: The Security Agreements, the Guaranty, the Trademark Assignments, the Patent Assignments, the Copyright Mortgages, the Stock Pledge Agreements and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

         Stock Pledge Agreements: The several Stock Pledge Agreements, dated or to be dated on or prior to the Closing Date, between the Borrower and the applicable Subsidiaries and the Bank and in form and substance satisfactory to the Bank.

         Subsidiary: In respect of the Borrower, any business entity of which the Borrower at any time owns or controls directly or indirectly more than fifty percent (50%) of the outstanding shares of stock having voting power, regardless of whether such right to vote depends upon the occurrence of a contingency.

         Total Outstandings: At any time of reference thereto, the sum of (a) Loans outstanding at such time, (b) the Maximum Drawing Amount at such time and
(c) any Unpaid Reimbursement Obligations at such time.

         Trademark Assignments: The several Trademark Assignments, dated after the Closing Date, made by the Borrower and its Domestic Subsidiaries pursuant to
Section 8.1(h) in favor of the Bank and in form and substance satisfactory to the Bank.

         Uniform Customs: With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

         Unpaid Reimbursement Obligation: Any Reimbursement Obligation for which the Borrower does not reimburse the Bank on the date specified in, and in accordance with, Section 3.2(a).

2. REVOLVING CREDIT FACILITY.

2.1. COMMITMENT TO LEND. Upon the terms and subject to the conditions of this Agreement, the Bank agrees to lend to the Borrower such sums that the Borrower may request, from the date hereof until but not including the Maturity Date, provided that the sum of the outstanding principal amount of all Loans (after giving effect to all amounts requested) shall not exceed the lesser of (a) the Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations and (b) the Borrowing Base. Loans shall be in the minimum aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof.

2.2. REQUESTS FOR LOANS.

                  (a) The Borrower shall give to the Bank written notice in form and substance satisfactory to the Bank (or telephonic notice confirmed in writing in form and substance satisfactory to the Bank) of each Loan requested hereunder (a "Loan Request") (i) no later than 10:00 a.m., Boston time, on the proposed Drawdown Date of any Base Rate Loan and
         (ii) no less than three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan. Each such notice shall specify
         (A) the principal amount of the Loan requested, (B) the proposed Drawdown Date of such Loan, (C) the Interest Period for such Loan and
         (D) whether such Loan shall be a Base Rate Loan or a LIBOR Rate Loan. Each such notice shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Bank on the proposed Drawdown Date. Each Request shall be in a minimum aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof.

                  (b) Notwithstanding the notice requirements set forth in
         Section 2.2(a), Loans may be made from time to time in the following manner: the Bank may make Loans to the Borrower by entry of credits to the Borrower's controlled disbursement account (the "Disbursement Account") with the Bank to cover checks or other charges which the Borrower has drawn or made against such Disbursement Account. The Borrower hereby requests and authorizes the Bank to make from time to time such Loans by means of appropriate entries of such credits sufficient to cover checks and other charges then presented. The Borrower and the Bank may also agree to effect such other controlled disbursement arrangements as may be mutually satisfactory. The Borrower acknowledges and agrees that the making of such Loans in accordance with this Section 2.2(b) shall, in each case, be subject in all respects to provisions of this Agreement as if they were Loans covered by a Loan Request including, without limitation, the limitations set forth in Section 2.1 and the requirement that the applicable provisions of Section 7 be satisfied. All actions taken by the Bank pursuant to the provisions of this Section 2.2(b) shall be conclusive and binding on the Borrower.

                  (c) Notwithstanding the notice requirement set forth above in
         Section 2.2(a), the Bank agrees to make Loans to the Borrower sufficient to pay to the Bank any Unpaid Reimbursement Obligations on the date on which such Reimbursement Obligations become Unpaid Reimbursement Obligations. The Borrower hereby requests and authorizes the Bank to make from time to time such Loans by means of paying Unpaid Reimbursement Obligations. The Borrower acknowledges and agrees that the making of such Loans shall, in each case, be subject in all respects to the provisions of this Agreement, including, without limitation, the limitations set forth in Section 2.1 and the requirements of the applicable conditions in Section 7. All actions taken by the Bank pursuant to the provisions of this Section 2.2(c) shall be conclusive and binding on the Borrower.

                  (d) The obligation of the Borrower to repay to the Bank the principal of the Loans and interest accrued thereon shall be evidenced by a promissory note (the "Note") in the maximum aggregate principal amount of $5,000,000 executed and delivered by the Borrower and payable to the order of the Bank, in form and substance satisfactory to the Bank.

2.3. CONVERSION OPTIONS.

     2.3.1. CONVERSION TO DIFFERENT LOAN TYPE. The Borrower may elect from time to time to convert any outstanding Loan from a Base Rate Loan to a LIBOR Rate Loan or from a LIBOR Rate Loan to a Base Rate Loan, provided that (a) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Bank at least three (3) Business Days prior written notice of such election; (b) with respect to any such conversion of a LIBOR Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto; (c) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Bank at least three (3) LIBOR Business Days prior written notice of such election and (d) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made the Bank shall take such action as is necessary to transfer such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Loans may be converted as provided herein, provided that partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Conversion Request relating to the conversion of a Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

     2.3.2. CONTINUATION OF LOAN TYPE. Any Base Rate Loan or LIBOR Rate Loan may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.3.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which the officers of the Bank active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan as such, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto.

     2.3.3. LIBOR RATE LOANS. Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $500,000 or a whole multiple of $100,000 in excess thereof, and (b) there shall not be more than six (6) outstanding Loans which are LIBOR Rate Loans at any time.

2.4. INTEREST. So long as no Event of Default is continuing, (a) each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the sum of (i) the Base Rate, and (ii) the Base Rate Margin, and (b) each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the sum of (i) the LIBOR Rate, and (ii) the LIBOR Rate Margin. While an Event of Default is continuing, amounts payable under any of the Loan Documents shall bear interest (compounded monthly and payable on demand in respect of overdue amounts) at a rate per annum which is equal to the sum of (a) the Base Rate, and (b) three percent (3%) until such amount is paid in full or (as the case may be) such Event of Default has been cured or waived in writing by the Bank (and such amounts shall bear interest at the rate specified herein both prior to any bankruptcy judgment as well as after any such judgment).

2.5. REPAYMENTS AND PREPAYMENTS. The Borrower hereby agrees to pay the Bank on the Maturity Date the entire unpaid principal of and interest on all Loans. The Borrower may elect to prepay the outstanding principal of all or any part of any Loan, without premium or penalty, provided that the full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this Section 2.5 may be made only on the last day of the Interest Period relating thereto. The Borrower shall give the Bank no later than 10:00 a.m. Boston time, at least three (3) LIBOR Business Days prior telephonic notice (confirmed in writing), of any proposed prepayment pursuant to this Section 2.5 of any LIBOR Rate Loan; and on the date of such prepayment pursuant to this Section 2.5 of any Base Rate Loan, in each case specifying the proposed date of such prepayment and the amount to be prepaid. The Borrower shall be entitled to reborrow before the Maturity Date such amounts, upon the terms and subject to the conditions of this Agreement. Each repayment or prepayment of principal of any Loan shall be accompanied by payment of the unpaid interest accrued to such date on the principal being repaid or prepaid. If at any time the Total Outstandings shall exceed the lesser of (a) the Commitment and (b) the Borrowing Base, the Borrower shall immediately pay the amount of such excess to the Bank for application to the Loans or, if no Loans are outstanding, to be held by the Bank as cash collateral to secure the payment of all Reimbursement Obligations up to the Maximum Drawing Amount. The Borrower may elect to reduce or terminate the Commitment by a minimum principal amount of $100,000 or an integral multiple thereof, upon written notice to the Bank given by 10:00 a.m. Boston time at least two (2) Business Days prior to the date of such reduction or termination. The Borrower shall not be entitled to reinstate the Commitment following such reduction or termination.

3. LETTER OF CREDIT FACILITY.

3.1. LETTER OF CREDIT COMMITMENT.

                  (a) Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Bank's customary form (a "Letter of Credit Application"), the Bank, in reliance upon the representations and warranties of the Borrower contained herein, agrees to issue, extend and renew from time to time from the date hereof until but not including the date which is fourteen
         (14) days prior to the then scheduled Maturity Date, for the account of the Borrower, standby and documentary letters of credit (each a "Letter of Credit"), in such form as may be requested by the Borrower and agreed to by the Bank; provided, however, that, after giving effect to such request, (i) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $1,000,000 at any one time, and (ii) the sum of the principal amount of Total Outstandings shall not exceed the lesser of (A) the Commitment and (B) the Borrowing Base. No Letter of Credit shall be issued, extended or renewed with an expiration date occurring after the then scheduled Maturity Date;

                  (b) Each Letter of Credit Application shall be completed to the satisfaction of the Bank. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Agreement, then the provisions of this Agreement shall, to the extent of any such inconsistency, govern;

                  (c) Each Letter of Credit issued, extended or renewed hereunder shall, among other things, provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

3.2. REIMBURSEMENT OBLIGATION OF THE BORROWER. In order to induce the Bank to issue, extend and renew each Letter of Credit, the Borrower hereby agrees to reimburse the Bank for or to pay to the Bank with respect to each Letter of Credit issued, extended or renewed by the Bank hereunder,

                  (a) except as otherwise expressly provided in Section 3.2(b), on each date that any draft presented under such Letter of Credit is honored by the Bank, or the Bank otherwise makes a payment with respect thereto, (i) the amount paid by the Bank under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Bank in connection with any payment made by the Bank under, or with respect to, such Letter of Credit;

                  (b) upon the termination of the Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with Section 8 an amount equal to the Maximum Drawing Amount, which amount shall be held by the Bank as cash collateral for all Reimbursement Obligations.

         Unless funded by a Loan pursuant to Section 2.1(c)(i), each such payment shall be made to the Bank at the Bank's head office at 100 Federal Street, Boston, Massachusetts 02110 in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this Section 3.2 and not required to be funded by a Loan pursuant to Section 2.1(c)(i) at any time from the date such amounts become due and payable (whether as stated in this Section 3.2, by acceleration or otherwise) until payment in full (and such amounts shall bear interest at the rate specified herein both prior to any bankruptcy judgment as well as after any such judgment) shall be payable to the Bank on demand at the rate specified in Section 2.4.

3.3. LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Bank shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. The responsibility of the Bank to the Borrower shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

3.4. OBLIGATIONS ABSOLUTE. The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Bank that the Bank shall not be responsible for, and the Reimbursement Obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit unless caused by the Bank's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Bank under or in connection with each letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Bank to the Borrower.

3.5. RELIANCE BY ISSUER. To the extent not inconsistent with Section 3.4, the Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity and upon advice and statements of legal counsel, independent accountants and other experts selected by the Bank.

3.6. LETTER OF CREDIT FEES. The Borrower shall, on the date of issuance or of any extension or renewal of any Letter of Credit and at such other time or times as such charges are customarily made by the Bank, pay a fee (in each case a "Letter of Credit Fee") to the Bank (a) in respect of each Standby Letter of Credit an amount equal to two percent (2%) per annum of the face amount of such Letter of Credit, plus the Bank's customary issuance, amendment and other administrative processing fees and (b) in respect of each documentary Letter of Credit an amount equal to one-half of one percent (1/2%) per annum of the face amount of such documentary Letter of Credit, plus the Bank's customary issuance, amendment, time negotiation fee and other administrative processing fees.

4. CHANGES IN CIRCUMSTANCES, ETC.

4.1. INABILITY TO DETERMINE LIBOR RATE. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Bank shall determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower. In such event (a) any Loan Request or Conversion Request with respect to any LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and (c) the obligation of the Bank to make LIBOR Rate Loans shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall so notify the Borrower.

4.2. ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain LIBOR Rate Loans, the Bank shall forthwith give notice of such circumstances to the Borrower and thereupon (a) the commitment of the Bank to make LIBOR Rate Loans or convert Base Rate Loans to LIBOR Rate Loans shall forthwith be suspended and (b) the Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Bank, upon demand by the Bank, any additional amounts necessary to compensate the Bank for any costs incurred by the Bank in making any conversion in accordance with this
Section 4.2, including any interest or fees payable by the Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

4.3. CHANGE IN CIRCUMSTANCES. If, on or after the date hereof the Bank determines that (a) the adoption of, or any change in, any applicable law, rule, regulation or guideline or the interpretation or administration thereof (whether or not having the force of law), or (b) compliance by the Bank or its parent holding company with any guideline, request or directive (whether or not having the force of law), (i) has the effect of reducing the return on the Bank's or such holding company's capital as a consequence of the Commitment, the Loans or any Letters of Credit to a level below that which the Bank or such holding company could have achieved but for such adoption, change or compliance by any amount deemed by the Bank to be material, or (ii) shall subject the Bank to any tax, duty or other charge with respect to any LIBOR Rate Loan or any Note, or shall change the basis of taxation of payments to the Bank of the principal of or interest on, LIBOR Rate Loans or in respect of any other amounts due under this Agreement in respect of LIBOR Rate Loans (other than with respect to taxes based upon the Bank's net income), or (iii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Rate Loan any such requirement included in an applicable Eurocurrency Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, the Bank, or shall impose on the Bank or the London interbank market any other condition affecting LIBOR Rate Loans or the Notes, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under any Note with respect to any Loan or any Letter of Credit, by an amount reasonably deemed by the Bank to be material, then, upon demand by the Bank, the Borrower agrees to pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

4.4. CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to Section 4.3 and a brief explanation of such amounts which are due, submitted by the Bank to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

4.5. INDEMNITY. The Borrower agrees to indemnify and hold the Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) the Bank may sustain as a consequence of the Borrower's failure to pay the principal amount of any LIBOR Rate Loan as and when due or the payment of any LIBOR Rate Loan on a date that is not the last day of the Interest Period applicable thereto, including interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain any such Loans.

5. FEES AND PAYMENTS.

         Contemporaneously with execution and delivery of this Agreement, the Borrower shall pay to the Bank a closing fee in the amount of $37,500. The Borrower shall pay to the Bank, on the first day of each calendar quarter hereafter, and upon the Maturity Date or the date upon which the Commitment is no longer in effect, a commitment fee calculated at a rate per annum which is equal to (a) until the earlier to occur of (i) the first Drawdown Date hereunder; and (ii) the Maximum Drawing Amount on all issued and outstanding Letters of Credit exceeds $1,000,000 in the aggregate, one quarter of one percent (1/4%) of the average daily difference by which the Commitment amount exceeds the aggregate sum of the outstanding Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations during the preceding calendar quarter or portion thereof; and (b) thereafter, three-eighths of one percent (3/8%) of the average daily difference by which the Commitment amount exceeds the aggregate sum of the outstanding Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations during the preceding calendar quarter or portion thereof. All payments to be made by the Borrower hereunder or under any of the other Loan Documents shall be made in U.S. dollars in immediately available funds at the Bank's head office at 100 Federal Street, Boston, Massachusetts 02110, without set-off or counterclaim and without any withholding or deduction whatsoever. The Bank shall be entitled to charge any account of the Borrower with the Bank for any sum due and payable by the Borrower to the Bank hereunder or under any of the other Loan Documents. If any payment hereunder is required to be made on a day which is not a Business Day, it shall be paid on the immediately succeeding Business Day, with interest and any applicable fees adjusted accordingly. All computations of interest or of the commitment fee or any Letter of Credit Fees payable hereunder shall be made by the Bank on the basis of actual days elapsed and on a 360-day year.

6. REPRESENTATIONS AND WARRANTIES.

         The Borrower represents and warrants to the Bank on the date hereof, on the date of any Loan Request, on the date of each request for a Letter of Credit, on each Drawdown Date and on the date on which each Letter of Credit is issued, extended or renewed that:

                  (a) the Borrower and each of its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing in every other jurisdiction where it is doing business, and the execution, delivery and performance by the Borrower and each of its Subsidiaries of the Loan Documents to which it is a party (i) are within its corporate authority, (ii) have been duly authorized, (iii) do not conflict with or contravene its Charter Documents;

                  (b) upon execution and delivery thereof, each Loan Document shall constitute the legal, valid and binding obligation of the Borrower and its Subsidiaries party thereto, enforceable in accordance with its terms;

                  (c) the Borrower and each of its Subsidiaries has good and marketable title to all its material properties, subject only to Liens permitted hereunder, and possesses all assets, including intellectual properties, franchises and Consents, adequate for the conduct of its business as now conducted, without known conflict with any rights of others. The Borrower maintains insurance with financially responsible insurers, copies of the policies for which have been previously delivered to the Bank, covering such risks and in such amounts and with such deductibles as are customary in the Borrower's business and are adequate;

                  (d) the Borrower has provided to the Bank its audited Financials as at June 30, 1997 and for the fiscal period then ended, and such Financials are complete and correct and fairly present the position of the Borrower and its Subsidiaries as at such date and for such period in accordance with GAAP consistently applied. The Borrower has also provided to the Bank its forecast of the operations of the Borrower and its Subsidiaries for the period from July 1, 1997 through June 30, 1998, and such forecast has been prepared in good faith based upon reasonable assumptions;

                  (e) since June 30, 1997, there has been no materially adverse change of any kind in the Borrower or any of its Subsidiaries which would have a Materially Adverse Effect;

                  (f) there are no legal or other proceedings or investigations pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or regulatory authority which would, if adversely determined, alone or together, have a Materially Adverse Effect;

                  (g) the execution, delivery, performance of its obligations, and exercise of its rights under the Loan Documents by the Borrower and each of its Subsidiaries, including, in the case of the Borrower, borrowing under this Agreement and the obtaining of Letters of Credit
         (i) do not require any Consents; and (ii) are not and will not be in conflict with or prohibited or prevented by (A) any Requirement of Law, or (B) any Charter Document, corporate minute or resolution, instrument, agreement or provision thereof, in each case binding on it or affecting its property;

                  (h) neither the Borrower nor any Subsidiary is in violation of
         (i) any Charter Document, corporate minute or resolution, (ii) any instrument or agreement, in each case binding on it or affecting its property, or (iii) any Requirement of Law, in a manner which could have a Materially Adverse Effect, including, without limitation, all applicable federal and state tax laws, ERISA and Environmental Laws;

                  (i) upon execution and delivery of the Security Documents and the filing of documents thereby required, the Bank shall have first-priority perfected Liens on the Collateral, subject only to Liens permitted hereunder and entitled to priority under applicable law, with no financing statements, chattel mortgages, real estate mortgages or similar filings on record anywhere which conflict with such first-priority Liens of the Bank;

                  (j) each Subsidiary of the Borrower and each Subsidiary of any other Subsidiary is set forth on Schedule 6(j) attached hereto; and

                  (k) neither the Borrower nor any Subsidiary is a party to any partnership or transaction in which the Borrower or such Subsidiary owns 50% or less of the capital stock of any entity.

7. CONDITIONS PRECEDENT.

         In addition to the making of the foregoing representations and warranties and the delivery of the Loan Documents and such other documents and the taking of such actions as the Bank may require at or prior to the time of executing this Agreement, the obligation of the Bank to make any Loan or to issue, renew or extend any Letter of Credit to the Borrower hereunder is subject to the satisfaction of the following further conditions precedent:

                  (a) each of the representations and warranties of the Borrower and each of its Subsidiaries to the Bank herein, in any of the other Loan Documents or any documents, certificate or other paper or notice in connection herewith shall be true and correct in all material respects as of the time made or claimed to have been made;

                  (b) no Default or Event of Default shall be continuing;

                  (c) all proceedings in connection with the transactions contemplated hereby shall be in form and substance satisfactory to the Bank, and the Bank shall have received all information and documents as it may have reasonably requested;

                  (d) no change shall have occurred in any law or regulation or in the interpretation thereof that in the reasonable opinion of the Bank would make it unlawful for the Bank to make such Loan or issue, renew or extend any Letter of Credit; and

                  (e) the Borrower shall have delivered to the Bank (i) certified copies of the Charter Documents for itself and each of its Subsidiaries; (ii) evidence that all corporate action necessary for the valid execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each is a party has been duly and effectively taken; (iii) an incumbency certificate signed by a duly authorized officer of each of the Borrower and each Subsidiary party to the Loan Documents, and giving the name and bearing the specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Borrower and each Subsidiary, each of the Loan Documents and to take action on the Borrower's and such Subsidiary's behalf under the Loan Documents, and, in the case of the Borrower, to make loan requests, requests for Letters of Credit, conversion requests and give notices provided for in this Agreement; and (iv) a favorable legal opinion addressed to the Bank in form and substance satisfactory to the Bank from counsel to the Borrower and its Subsidiaries.

8.  COVENANTS.

8.1. AFFIRMATIVE COVENANTS. The Borrower agrees that so long as there are any Loans or Letters of Credit outstanding and until the termination of the Commitment and the payment and satisfaction in full of all the Obligations, the Borrower will, and where applicable will cause each of its Subsidiaries to, comply with its obligations as set forth throughout this Agreement and to:

                  (a) furnish the Bank: (i) as soon as available but in any event within ninety (90) days after the close of each fiscal year, its audited Financials for such fiscal year, certified by the Borrower's accountants, which must be acceptable to the Bank; (ii) as soon as available but in any event within forty-five (45) days after the end of each fiscal quarter its unaudited Financials for such quarter, certified by its chief financial officer; (iii) together with the quarterly and annual audited Financials, a certificate of the Borrower setting forth computations demonstrating compliance with the Borrower's financial covenants set forth herein, and certifying that no Default or Event of Default has occurred, or if it has, the actions taken by the Borrower with respect thereto; and (iv) to the extent the Borrower has any Loans or Letters of Credit outstanding, within fifteen (15) days after the end of each calendar month, (and in any event on any Drawdown Date of any Loan or request for the issuance, extension or renewal of any Letter of Credit) or at such other time or times as the Bank may request, a Borrowing Base report, in form and detail satisfactory to the Bank, demonstrating the Borrowing Base as at the end of such month or other applicable date requested;

                  (b) keep true and accurate books of account in accordance with GAAP, maintain its current fiscal year and permit the Bank or its designated representatives to inspect the Borrower's or any Subsidiary's premises during normal business hours, to examine and be advised as to such or other business records upon the reasonable request of the Bank, and to permit the Bank's commercial finance examiners to conduct periodic commercial finance examinations;

                  (c) (i) maintain its corporate existence, business and assets,
         (ii) keep its business and assets adequately insured, (iii) maintain its chief executive office in the United States, (iv) continue to engage in the same lines of business, and (v) comply with all Requirements of Law, including ERISA and Environmental Laws;

                  (d) notify the Bank promptly in writing of (i) the occurrence of any Default or Event of Default, (ii) any noncompliance with ERISA or any Environmental Law or proceeding in respect thereof which could have a Materially Adverse Effect, (iii) any change of address, (iv) any threatened or pending litigation or similar proceeding materially affecting the Borrower or any such Subsidiary or any material change in any such litigation or proceeding previously reported and (v) claims against any assets or properties of the Borrower or such Subsidiary encumbered in favor of the Bank;

                  (e) use the proceeds of the Loans solely to finance general corporate and for working capital purposes, and use Letters of Credit solely for other working capital purposes approved by the Bank for Letters of Credit, and not for the carrying of "margin security" or "margin stock" within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224;

                  (f) cooperate with the Bank, take such action, execute such documents, and provide such information as the Bank may from time to time request in order further to effect the transactions contemplated by and the purposes of the Loan Documents, including without limitation, the delivery at the Borrower's expense of additional security or appraisals;

                  (g) simultaneously with the formation or acquisition of any Subsidiary, (i) notify the Bank of such formation or acquisition, as the case may be; (ii) cause such Subsidiary to execute and deliver to the Bank a guaranty of the Obligations hereunder, which guaranty shall be in form and substance satisfactory to the Bank; (iii) cause such Subsidiary to execute and deliver to the Bank all relevant Security Documents which the Bank may request to secure such Subsidiary's obligations under its guaranty as well as the Obligations hereunder; and (iv) execute and deliver to the Bank an updated schedule to the Stock Pledge Agreement and deliver to the Bank the stock certificates representing the shares of capital stock of such Subsidiary owned by the Borrower (together with stock powers duly executed in blank); and

                  (h) upon the occurrence of a default or Event of Default hereunder, execute and deliver to the Bank (and cause each of its Domestic Subsidiaries to execute and deliver to the Bank) a Copyright Mortgage, Trademark Assignment and Patent Assignment in form and substance satisfactory to the Bank.

8.2. NEGATIVE COVENANTS. The Borrower agrees that so long as there are any Loans or Letters of Credit outstanding and until the termination of the Commitment and the payment and satisfaction in full of all the Obligations, the Borrower will not and where applicable will not permit its Subsidiaries to:

                  (a) create, incur or assume any Indebtedness other than (i) Indebtedness to the Bank, (ii) Indebtedness in respect of the acquisition of property which does not exceed $1,000,000 in the aggregate, (iii) current liabilities of the Borrower or any Subsidiary not incurred through the borrowing of money or the obtaining of credit except credit on an open account customarily extended, (iv) Indebtedness in respect of taxes or other governmental charges contested in good faith and by appropriate proceedings and for which adequate reserves have been taken; (v) Indebtedness of the Borrower to any Guarantor, or Indebtedness of any Guarantor to the Borrower so long as such Persons remain Subsidiaries of the Borrower and a Guarantor hereunder; and (vi) Indebtedness not included above and listed on
         Schedule 8.2(a) hereto;

                  (b) create or incur any Liens on any of the property or assets of the Borrower except (i) Liens securing the Obligations; (ii) Liens securing taxes or other governmental charges not yet due; (iii) deposits or pledges made in connection with social security obligations; (iv) Liens of carriers, warehousemen, mechanics and materialmen, less than 120 days old as to obligations not yet due; (v) easements, rights-of-way, zoning restrictions and similar minor Liens which individually and in the aggregate do not have a Materially Adverse Effect; (vi) purchase money security interests in or purchase money mortgages on real or personal property securing purchase money Indebtedness permitted by Section 8.2(a)(ii), covering only the property so acquired; and (vii) other Liens existing on the date hereof and listed on Schedule 8.2(b) hereto;

                  (c) make any investments other than investments (i) in marketable obligations of the United States maturing within one (1) year; (ii) in certificates of deposit, bankers' acceptances and time and demand deposits of United States banks having total assets in excess of $1,000,000,000; (iii) in money market funds investing primarily in the items described in this Section 8.2(c)(i) and (ii);
         (iv) consisting of the Guaranty or investments by the Borrower in any Guarantor or investments by any Guarantor in the Borrower; or (v) in such other investments as the Bank may from time to time approve in writing; provided, however, that in each such case referred to in this
         Section 8.2(c), arrangements have been made to the satisfaction of the Bank for the perfection and protection and the preservation of the Bank's Lien therein;

                  (d) make any distributions on or in respect of its capital of any nature whatsoever, other than dividends payable solely in shares of common stock or distributions by Subsidiaries to the Borrower; or

                  (e) become party to a merger or sale-leaseback transaction, or to effect any disposition of assets other than in the ordinary course, or to purchase, lease or otherwise acquire assets other than in the ordinary course.

8.3. FINANCIAL COVENANTS. The Borrower agrees that so long as there are any Loans or Letters of Credit outstanding and until the termination of the Commitment and the payment and satisfaction in full of all the Obligations, the Borrower will not and where applicable will not permit its Subsidiaries to:

                  (a) make capital expenditures which in the aggregate exceed $2,500,000 per annum;

                  (b) permit Consolidated Net Income to be less than (i) ($100,000) at the end of each fiscal quarter; (ii) $400,000 for the two consecutive fiscal quarters (treated as a single accounting period) ending March 31, 1998; (iii) $300,000 for the two consecutive fiscal quarters (treated as a single accounting period) ending June 30, 1998; and (iv) $400,000 for any two consecutive quarters (treated as a single accounting period) commencing with the fiscal quarter ending September 30, 1998;

                  (c) permit the ratio of Consolidated Quick Assets to Consolidated Current Liabilities to be less than 1.50:1.00 at any time;

                  (d) permit the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth to exceed 1.25:1.00 at the end of any fiscal quarter; or

                  (e) permit the aggregate amount of its cash on deposit in a cash account or readily marketable securities in a securities account (as each are reflected on the Borrower's balance sheet) at any time to be less than $9,500,000; provided, however, at such times as the Borrower has demonstrated to the satisfaction of the Bank that Consolidated Net Income for any fiscal quarter (commencing with the fiscal quarter ending March 31, 1998) is greater than $1.00, such amount shall be permitted to be reduced to $9,000,000, and, provided, further, at such time as the Borrower has demonstrated to the satisfaction of the Bank that Consolidated Net Income for the most recent period of two consecutive fiscal quarters is greater than $1.00 (commencing with the fiscal quarter ending June 30, 1998), such amount shall be permitted to be reduced to $0.

9. EVENTS OF DEFAULT; ACCELERATION.

         If any of the following events ("Events of Default") shall occur:

                  (a) the Borrower shall fail to pay when due and payable any principal of the Loans when the same becomes due;

                  (b) the Borrower shall fail to pay interest on the Loans, any Reimbursement Obligations not funded by a Loan pursuant to Section 2.1(c), or any other sum due under any of the Loan Documents within two
         (2) Business Days after the date on which the same shall have first become due and payable;

                  (c) the Borrower shall fail to perform any term, covenant or agreement contained in Sections 8.1(a), 8.1(d) through (f), 8.2 and 8.3;

                  (d) the Borrower or any Subsidiary shall fail to perform any other term, covenant or agreement contained in the Loan Documents within fifteen (15) days after the Bank has given written notice of such failure to the Borrower;

                  (e) any representation or warranty of the Borrower or any of its Subsidiaries in the Loan Documents or in any certificate or notice given in connection therewith shall have been false or misleading in any material respect at the time made or deemed to have been made;

                  (f) the Borrower or any of its Subsidiaries shall be in default (after any applicable period of grace or cure period) under any agreement or agreements evidencing Indebtedness owing to the Bank or any affiliates of the Bank or in excess of $500,000 in aggregate principal amount, or shall fail to pay such Indebtedness when due, or within any applicable period of grace;

                  (g) any of the Loan Documents shall cease to be in full force and effect,

                  (h) the Borrower or any of its Subsidiaries (i) shall make an assignment for the benefit of creditors, (ii) shall be adjudicated bankrupt or insolvent, (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets, (iv) shall commence, approve or consent to, any case or proceeding under any bankruptcy, reorganization or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within forty-five (45) days following the commencement thereof, or (v) shall be the subject of an order for relief in an involuntary case under federal bankruptcy law;

                  (i) the Borrower or any of its Subsidiaries shall be unable to pay its debts as they mature;

                  (j) there shall remain undischarged for more than thirty (30) days any final judgment or execution action against the Borrower or any of its Subsidiaries that, together with other outstanding claims and execution actions against the Borrower and its Subsidiaries exceeds $500,000 in the aggregate;

                  (k) unless otherwise agreed to in writing by the Bank, the Borrower shall cease to own legally or beneficially 100% of the capital stock of any of the Subsidiaries; or

                  (l) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said
         Act) of forty percent (40%) or more of the outstanding shares of common stock of the Borrower; or, during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the directors of the Borrower;

         THEN, or at any time thereafter:

                  (1) In the case of any Event of Default under clause (h) or
         (i), the Commitment shall automatically terminate and the Bank shall be relieved of all further obligations to make Loans or to issue, renew or extend any Letters of Credit, and the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, all Unpaid Reimbursement Obligations, and all other amounts payable thereunder and under the other Loan Documents shall automatically become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and the Bank may require that cash be delivered to the Bank in the amount of the Maximum Drawing Amount to be held by the Bank as cash collateral for all Reimbursement Obligations; and

                  (2) In the case of any Event of Default other than (h) and
         (i), the Bank may, by written notice to the Borrower, terminate the Commitment and/or declare the unpaid principal amount of the Loans, all interest accrued and unpaid thereon, all Unpaid Reimbursement Obligations, and all other amounts payable hereunder and under the other Loan Documents to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and the Bank may require that cash be delivered to the Bank in the amount of the Maximum Drawing Amount to be held by the Bank as cash collateral for all Reimbursement Obligations.

         No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise.

10. SETOFF.

         Regardless of the adequacy of any collateral for the Obligations, any deposits or other sums credited by or due from the Bank to the Borrower may be applied to or set off against any principal, interest and any other amounts due from the Borrower to the Bank at any time without notice to the Borrower, or compliance with any other procedure imposed by statute or otherwise, all of which are hereby expressly waived by the Borrower.

11. MISCELLANEOUS.

         The Borrower agrees to indemnify and hold harmless the Bank and its officers, employees, affiliates, agents, and controlling persons from and against all claims, damages, liabilities and losses of every kind arising out of the Loan Documents, including without limitation, against those in respect of the application of Environmental Laws to the Borrower absent the gross negligence or willful misconduct of the Bank. The Borrower shall pay to the Bank promptly on demand all costs and expenses (including any taxes and reasonable legal and other professional fees and fees of its commercial finance examiner) incurred by the Bank in connection with the preparation, negotiation, execution, amendment, administration or enforcement of any of the Loan Documents. Any communication to be made hereunder shall (a) be made in writing, but unless otherwise stated, may be made by telex, facsimile transmission or letter, and
(b) be made or delivered to the address of the party receiving notice which is identified with its signature below (unless such party has by five (5) days written notice specified another address), and shall be deemed made or delivered, when dispatched, left at that address, or five (5) days after being mailed, postage prepaid, to such address. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns, but the Borrower may not assign its rights or obligations hereunder. This Agreement may not be amended or waived except by a written instrument signed by the Borrower and the Bank, and any such amendment or waiver shall be effective only for the specific purpose given. No failure or delay by either party hereto to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Agreement are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Agreement, together with all Schedules hereto, expresses the entire understanding of the parties with respect to the transactions contemplated hereby. This Agreement and any amendment hereby may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one agreement. In proving this Agreement, it shall not be necessary to produce more than one such counterpart executed by the party to be charged. THIS AGREEMENT AND THE NOTE ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL BE CONSTRUED IN ACCORDANCE THEREWITH AND GOVERNED THEREBY. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN.

12. INTEREST LIMITATION.

         It is the intention of the parties hereto that the Bank shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to the Bank under laws applicable to it (including the laws of the United States of America or any other jurisdictions whose laws may be mandatorily applicable to the Bank notwithstanding the other provision of the Notes), then, in that event, notwithstanding anything to the contrary in the Note, the Loan Documents, the Agreement or any other agreements entered into in connection with or as security the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under laws applicable to the Bank that is contracted for, taken, reserved, charged or received by the Bank under the Notes, the Loan Documents, the Agreement or any other agreements entered into in connection with or as security for the Note or otherwise in connection with the Note shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be cancelled automatically and if theretofore paid shall be credited by the Bank on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Bank to the Borrower); and (b) in the event that the maturity of the Note is accelerated by reason of an election of the holder thereof resulting from any Event of Default under the Note, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Bank may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in the Note or otherwise shall be cancelled automatically by the Bank as of the date of such acceleration or prepayment and, if therefore paid, shall be credited by the Bank on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Bank to the Borrower). All sums paid or agreed to be paid to the Bank for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by laws applicable to the Bank, be amortized, prorated, allocated and spread through the term of the Loans evidenced by the Note until payment in full so that the rate or amount of interest on account of any Loans does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (a) the amount of interest payable to the Bank on any date shall be computed at the highest lawful rate applicable to the Bank pursuant to this paragraph and (b) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Bank would be less than the amount of interest payable to the Bank computed at the highest lawful rate applicable to the Bank, then the amount of interest payable to the Bank in respect of such subsequent interest computation period shall continue to be computed at the highest lawful rate applicable to the Bank until the total amount of interest payable to the Bank shall equal the total amount of interest which would have been payable to the Bank if the total amount of interest had been computed without giving effect to this paragraph.

         To the extent that Article 5069-1.04 of the Texas Revised Civil Statutes is relevant to the Bank for the purpose of determining the highest lawful rate, the Bank hereby elects to determine the applicable rate ceiling under such Article by the indicated (weekly) rate ceiling from time to time in effect.

         IN WITNESS WHEREOF, the undersigned have duly executed this Revolving Credit Agreement as a sealed instrument as of the date first above written.


                                        MICROGRAFX, INC.




                                        By: /s/ Larry G. Morris
                                            ------------------------------------
                                            Name:
                                            Title:

                                        Address:
                                          1303 East Arapaho Road
                                          Richardson, Texas  75081
                                          Tel: (972) 234-1769
                                               ---------------------------------
                                          Fax:
                                               ---------------------------------


                                        BANKBOSTON, N.A.




                                        By: /s/ Jay L. Massimo
                                            ------------------------------------
                                            Name:  Jay L. Massimo
                                            Title: Vice President

                                        Address:
                                          100 Federal Street, 01-08-06
                                          Boston, Massachusetts  02110
                                          Tel: (617)434-7824
                                          Fax: (617)434-0819

                          Schedule 6(j) - Subsidiaries


         Micrografx France

         Micrografx Japan

         Micrografx BV

         Mircrografx Italy

         Micrografx Deutschland GmbH

         Micrografx Ltd.

         Schedule 8.2(a) - Indebtedness



                                      None.

         Schedule 8.2(b) - Liens



                                      None.